As filed with the Securities and Exchange Commission on March 2, 2023

Registration No. 333-266893

Registration No. 333-253506

Registration No. 333-241680

Registration No. 333-182877

Registration No. 333-153167

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-266893

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-253506

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-241680

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-182877

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-153167

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Albireo Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	90-0136863
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

53 State Street, 19th Floor

Boston, Massachusetts 02109

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (857) 254-5555

Ronald H.W. Cooper

Albireo Pharma, Inc.

53 State Street, 19th Floor

Boston, Massachusetts 02109

(857) 254-5555

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tony Chan, Esq. Orrick, Herrington & Sutcliffe LLP Columbia Center 1152 15th Street, N.W. Washington, DC 20005-1706	Niki Fang, Esq. Lynne T. Hirata, Esq. Orrick, Herrington & Sutcliffe LLP 405 Howard Street San Francisco, CA 94105-2669

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) are being filed by Albireo Pharma, Inc., a Delaware corporation (the “Registrant”), to withdraw and remove from registration all of the Registrant’s common stock, $0.01 par value per share (the “Shares”), preferred stock, $0.01 par value per share (the “Preferred Stock”), debt securities, warrants, rights and units (together, the “Securities”), remaining unsold under the following Registration Statements on Form S-3 (the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-266893, filed with the SEC on August 16, 2022 registering an indeterminate amount of Securities with an aggregate initial offering price not to exceed $400,000,000;

•	Registration Statement No. 333-253506, filed with the SEC on February 25, 2021 registering and indeterminate amount of Securities with an aggregate initial offering price not to exceed $100,000,000;

•	Registration Statement No. 333-241680, filed with the SEC on August 6, 2020 registering 5,311 Shares issuable pursuant to the terms of a warrant issued to the selling stockholder identified therein;

•

Registration Statement No.  333-182877, filed with the SEC on July 27, 2012, registering the resale of (i) 6,999,489 Shares, consisting of (a) 4,250,020 Shares and (b) 2,749,469 Shares issuable upon the exercise of warrants, (ii) 3,605,607 shares of Series B convertible Preferred Stock and (iii) 3,605,607 Shares issuable upon conversion of the Series B convertible Preferred Stock; and

•

Registration Statement No.  333-153167, filed with the SEC on August 25, 2008 and amended on January 13, 2010 registering (i) an indeterminate amount of Securities with an aggregate initial offering price not to exceed $100,000,000 and (ii) 1,211,248 Shares for resale by certain selling stockholders identified therein.

On March 2, 2023, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 8, 2023, by and among the Registrant, Ipsen Biopharmaceuticals, Inc., a Delaware corporation (“Ipsen”) and wholly-owned subsidiary of Ipsen Pharma SAS, a French société par actions simplifiée (“Guarantor”), Anemone Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Ipsen (“Purchaser”) and for certain purposes thereunder, Guarantor, Purchaser merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Ipsen. As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all of the Securities registered but unsold under the Registration Statements as of the date hereof, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

In addition, on March 2, 2023, the Nasdaq Stock Market filed a Form 25 to delist the Registrant’s shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on March 2, 2023.

ALBIREO PHARMA, INC.

By:	/s/ Christelle Huguet
Name: Christelle Huguet
Title: President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.